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TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
CH2M Hill Companies, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

Notice of Annual Meeting
General Information
Proposal 1 – Election of Directors
Board of Directors
Committees of the Board
Report of the Audit Subcommittee
Report of the Compensation and Work Force Committee on Executive Compensation
Directors' Compensation
Security Ownership of Certain Shareholders and Management
Compensation Committee Interlocks and Insider Participation
Executive Compensation
Deferred Compensation Plans
Retirement Plans
Stock Performance Graph
Proposal 2 – Amendment of Payroll Deduction Stock Purchase Plan
Proposal 3 – Other Business
Arthur Andersen LLP's Status as CH2M HILL's Auditors
Section 16 (a) Beneficial Ownership Reporting Compliance

CH2M HILL COMPANIES, LTD.

6060 South Willow Drive

Greenwood Village, CO 80111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CH2M HILL Companies, Ltd. will be held on Tuesday, May 7, 2002 at 10:00 a.m. Mountain Daylight Time, at CH2M HILL's headquarters, 6060 South Willow Drive, Greenwood Village, Colorado 80111 for the following purposes:

      1.
      To elect six Directors to serve for various terms until their successors are elected and qualified.

      2.
      To adopt the proposal to amend the Payroll Deduction Stock Purchase Plan to increase the number of shares reserved under the Plan from 1,000,000 to 3,000,000 shares.

      3.
      To transact any other business that may properly come before the meeting at the time and place scheduled or, should the meeting be adjourned, at such time and place as it may be resumed.

Only shareholders of record of shares of CH2M HILL's common stock at the close of business on March 29, 2002 will be entitled to vote at this meeting or at any postponements or adjournments thereof.

Your proxy is very important. You may vote your shares via the Internet, by telephone or by proxy card. Please see the accompanying instructions for more details on electronic and telephonic voting. Your proxy is revocable at any time prior to its use and the giving of your proxy will not affect your right to vote the shares you hold in your name if you decide to attend and vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Samuel H. Iapalucci Executive Vice President, Chief Financial Officer and Corporate Secretary Greenwood Village, Colorado
March 29, 2002

CH2M HILL COMPANIES, LTD.

6060 South Willow Drive

Greenwood Village, Colorado 80111

PROXY STATEMENT

General Information

This proxy statement is being furnished to shareholders of CH2M HILL Companies, Ltd. in connection with the solicitation of proxies for use at the 2002 Annual Meeting of Shareholders of CH2M HILL to be held on May 7, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The record date for determining shareholders entitled to vote at the 2002 Annual Meeting was March 29, 2002.

Your proxy is being solicited by the Board of Directors of CH2M HILL. This proxy statement and the accompanying materials are being delivered electronically or mailed to shareholders on or about April 8, 2002.

What is the Purpose of the Annual Meeting?

At our annual meeting, shareholders will have the opportunity to act on the matters discussed in the accompanying Notice of Annual Meeting of Shareholders. In addition to customary items such as the election of directors, shareholders are being requested to approve an amendment to the Payroll Deduction Stock Purchase Plan. CH2M HILL's management also will report on CH2M HILL's financial results and respond to questions from shareholders.

What Information Will I Receive?

We have included in this mailing a copy of the 2001 Annual Report to Shareholders on Form 10-K. The Annual Report includes audited financial statements for the fiscal year ending December 31, 2001 and other information about CH2M HILL. The Annual Report is not a part of the Proxy materials and it is not subject to Federal Securities Regulations 14A or 14C under the Securities Exchange Act of 1934, as amended.

Who Can Attend the Meeting?

All shareholders of record as of March 29, 2002, or their duly appointed proxies, may attend the meeting.

Who is Entitled to Vote?

Only shareholders of record of shares of CH2M HILL common stock at the close of business on the record date, which was March 29, 2002, are entitled to vote at the meeting. Such shareholders will be able to vote only CH2M HILL shares of common stock that they held on the record date. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 31,015,285 shares of CH2M HILL's common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

How Do I Vote?

If you are a record holder of CH2M HILL shares of common stock as of March 29, 2002 you can vote in one of four ways:

      1.
      Vote by internet – follow the instructions on the internet at
      http://www.proxyvoting.com/ch2m

      2.
      Vote by phone – call toll-free 1(800) 676-5925

      3.
      Vote by proxy card – mark, sign, and date your proxy card and return it promptly

      4.
      Vote in person – if you attend the meeting, you may deliver your completed proxy card in person

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of CH2M HILL at 6060 South Willow Drive, Greenwood Village, CO 80111 either a notice of revocation or a duly executed proxy bearing a later date as long as it is received by May 7, 2002 at 10:00 a.m. Mountain Daylight Time. Your proxy also will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How Do I Vote My Plan Shares?

If you participate in the CH2M HILL Retirement and Tax-Deferred Savings Plan, you have the right, if you choose, to instruct the trustee of the Plan how to vote the shares of common stock credited to your Plan account as well as a pro-rata portion of common stock credited to the accounts of other Plan participants and beneficiaries for which no instructions are received. Your instructions to the trustee of the Plan should be made by voting as discussed in "How Do I Vote?" above. The trustee of the Plan will vote your shares in accordance with your duly executed instructions which must be received by the trustee no later than 5:00 p.m. Mountain Daylight Time on May 3, 2002. If you do not send instructions regarding the voting of common stock credited to your Plan account, such shares shall be voted pro rata according to the voting instruction of other Plan participants. You may also revoke previously given instructions by filing with the trustee of the Plan no later than 5:00 p.m. Mountain Daylight Time on May 3, 2002 either written notice of revocation or a properly completed and signed voting instruction bearing a date later than the date of the prior instructions.

How will my proxy be voted?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors as discussed in this proxy statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions.

How many votes are required for each proposal?

With respect to Proposal 1, a nominee for Director must receive the number of votes equal to a majority of the shares entitled to vote and represented at the meeting to be elected. All other proposals may be approved and adopted if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

How are abstentions treated?

A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted on that matter, although they will be counted for purposes of determining whether there is a quorum. Accordingly, in the election of Directors, an abstention or "Withhold Authority" vote will have the effect of a negative vote. With respect to each other proposal, an abstention will have no effect on the outcome of the vote because each proposal will be approved by a majority of the votes cast.

How will proxies be solicited?

Proxies will be solicited through electronic delivery or by mail, for those who do not have access to email. The cost of solicitation of the proxies will be paid by CH2M HILL. Officers, directors and regular employees of CH2M HILL, without additional compensation, also may solicit proxies by further mailing, by telephone or personal conversations. CH2M HILL has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

Proposal 1.      Election of Directors

The existing articles of incorporation and bylaws provide that the Board of Directors shall consist of at least nine and no more than thirteen Directors, subject to increase or decrease pursuant to resolutions of the Board of Directors. The current number of Directors is eleven. If all of the Director nominees are elected, the number of Directors will be twelve. The bylaws provide that the Directors shall be elected to three-year staggered terms by dividing the Directors into three classes as equal in number as possible. Each Director shall serve until his respective successor is elected and qualified. A decrease in the number of Directors shall not shorten the term of any incumbent Director.

Pursuant to CH2M HILL's bylaws, the Nominating Committee proposes Gregory T. Mc Intyre for election as a director for a one-year term expiring in 2003 and James J. Ferris, Michael D. Kennedy and Nancy R. Tuor for election as directors for three-year terms expiring in 2005 and until their successors are elected and qualified or their earlier retirement, death, resignation or removal. The Board of Directors has nominated Barry L. Williams to continue his service as an outside Director for a one-year term. In addition, the Board of Directors has nominated David B. Price to serve as an outside Director for a three-year term. To the best knowledge of the Board of Directors, all of the nominees are, and will be, able and willing to serve. In the event that any of the six nominees listed below should become unavailable to stand for election at the Annual Meeting, the proxy holders intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place and stead of any nominee unable to serve.

Nominees for Election as Directors

James J. Ferris, 58, served as a Director of CH2M HILL from May 1998 to April 2001 and as a Senior Vice President since 1995. Dr. Ferris has served as President of the Energy, Environment and Systems business since 1995 and President of CH2M HILL Constructors, Inc. since 1994. Dr. Ferris also serves as a Director of Kaiser-Hill Company, LLC and CH2M HILL Hanford Group, Inc.

Michael D. Kennedy, 52, served as a Director of CH2M HILL from May 1998 to April 2001 and as a Senior Vice President since 1995. Mr. Kennedy served as the Northwest Regional Manager of CH2M HILL, Inc. from 1993 to 1998.

Gregory T. Mc Intyre, 43, has served as a Director since August 2001. Mr. Mc Intyre has been an employee of CH2M HILL since 1981. He has served as the Senior Vice President and Director of the CH2M HILL Communications Group since 1997. He has previously served as Senior Vice President for the Environmental business, U.S. Operations Director and Vice President and Regional Manager for the Southeast Region.

David B. Price, 56, served as President of Noveon, Inc., formerly BF Goodrich Performance Materials segment, from February to April 2001. Prior to joining Noveon, Inc., Mr. Price served as President and Chief Operating Officer of BF Goodrich Performance Materials and Executive Vice President of the BF Goodrich Company from 1997 to 2001. Mr. Price also spent 25 years with Monsanto Company, a global chemical company from 1972 to 1997. He currently serves as a Director of Tenneco Automotive.

Nancy R. Tuor, 54, served as a Director of CH2M HILL from May 1994 to April 1996. Ms. Tuor has been an employee of CH2M HILL since 1980 and has served in numerous capacities, including Regional Manager of the South Atlantic Region and currently as Chief Operating Officer of Kaiser-Hill Company, LLC.

Barry L. Williams, 57, has served as a Director of CH2M HILL since 1995. He has been President of Williams Pacific Ventures, Inc., a consulting firm, since 1987 and President and CEO of American Management Association from 2000 until mid-2001. Mr. Williams has served as Senior Mediator for JAMS/Endispute since 1993 and a visiting lecturer for the Haas Graduate School of Business, University of California since 1993. Mr. Williams has acted as a general partner of WDG, a California limited partnership, since 1987 and a general partner of Oakland Alameda Coliseum Joint Venture since 1998. He also serves as a Director of PG&E Corp., Northwestern Mutual Life Insurance Company, Synavant Inc., Newhall Land & Farming Company, Simpson Manufacturing Company, USA Group, Inc., R.H. Donnelley Corporation and several not-for-profit organizations.

The Board of Directors recommends a vote FOR the above nominees for election as directors.

Continuing Directors

Kenneth F. Durant, 64, has served as a Director of CH2M HILL since May 2001, and from May 1994 to April 2000 and as a Senior Vice President since 1997. Mr. Durant has served as the President of CH2M HILL Industrial Design and Construction, Inc., a subsidiary of CH2M HILL, since its formation in 1985. Mr. Durant's term expires in 2004.

Donald S. Evans, 51, has served as a Director of CH2M HILL since May 2001, and from May 1990 to April 1996, and from May 1997 to April 2000 and as a Senior Vice President since 1997. Mr. Evans has served as the President of the Water business since 1995 and the Operations and Maintenance business since 1985. Mr. Evans' term expires in 2004.

Jerry D. Geist, 67, has served as a Director of CH2M HILL since May 1989. Mr. Geist has been Chairman of Santa Fe Center Enterprises, Inc. since 1990 and Chief Executive Officer of Howard International Utilities from 1990 through 2000. Mr. Geist is currently Chairman and CEO of Energy & Technology Company, Ltd., a privately held energy development and investment firm in oil, gas and LNG and Chairman of DMLP GP, DMLP LP and PEMI, privately held oil and gas exploration and development firms. Mr. Geist serves as a Director of the Davis Family of Mutual Funds. Mr. Geist's term expires in 2004.

Steven D. Guttenplan, 53, has served as a Director of CH2M HILL since May 2001. Mr. Guttenplan has been an employee of CH2M HILL since 1978 and has served in various capacities, including as a Regional Manager of the North Atlantic Region, the Rocky Mountain Region and currently in the Northeast Region for CH2M HILL, Inc. Mr. Guttenplan's term expires in 2004.

Susan D. King, 45, has served as a Director of CH2M HILL since 1997. Ms. King has served as the Chief Financial Officer of CH2M HILL Industrial Design and Construction, Inc. since 1993, and as its Secretary and Treasurer since 1995. Ms. King's term expires in 2003.

Ralph R. Peterson, 57, has served as a Director and Chairman of CH2M HILL since May 2000 and as a Director for three previous terms from May 1981 to April 1984 and from May 1986 to April 1991. He has served as President and Chief Executive Officer of CH2M HILL since 1991. Mr. Peterson also serves as a Director of Kaiser-Hill Company, LLC and of StanCorp Financial Group. Mr. Peterson's term expires in 2003.

Other Executive Officers

Joseph A. Ahearn, 65, has served as a Director from May 2000 to April 2002. He served as a Director of CH2M HILL for one previous term from May 1996 to April 1999, as a Senior Vice President of CH2M HILL since 1995, and as Vice Chairman of the Board of Directors since February 2001. Mr. Ahearn has served as President of the Transportation business of CH2M HILL, Inc. since 1996 and as the Eastern Regional Manager of CH2M HILL, Inc. from 1994 until 1996.

Samuel H. Iapalucci, 49, has served as Executive Vice President of CH2M HILL since February 2001, and as Chief Financial Officer and Corporate Secretary of CH2M HILL since 1994. Mr. Iapalucci served as Senior Vice President of CH2M HILL from 1994 until February 2001.

E. Kent Robinson, 62, has served as a Senior Vice President of CH2M HILL since February 2000 and as a Senior Vice President of CH2M HILL, Inc. since 1995.

CH2M HILL's executive officers are Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, James J. Ferris, Samuel H. Iapalucci, Michael D. Kennedy, Ralph R. Peterson and E. Kent Robinson.

There are no family relationships among any of the Directors, executive officers or nominees for Director of CH2M HILL.

Corporate Governance

Board of Directors

During the year ended December 31, 2001, the Board of Directors held five meetings. Average attendance by each director at meetings of the Board of Directors and committees of the Board of Directors was 100%, except for Philip G. Hall, who, in 2001, attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors due to family illness.

Committees of the Board

The Board of Directors has various standing committees, which are discussed below.

Audit and Finance Committee

The Audit and Finance Committee held four meetings during fiscal 2001. The current director members are Jerry D. Geist, Steven D. Guttenplan, Susan D. King, Gregory T. Mc Intyre, Ralph R. Peterson, Jill T. Sideman and Barry L. Williams (Chairman). The current non-director members are Ralph F. Cox, Thomas A. Dames, Thomas G. Searle and Robert B. Sheh. Ralph F. Cox and Robert B. Sheh serve as consultants to the committee and actively participate in committee meetings on a regular basis.

The Audit and Finance Committee is responsible for CH2M HILL's financial processes and internal control environment. Its responsibilities include:

•
Appointing CH2M HILL's independent certified public accountants,

•
Reviewing and evaluating the work and performance of CH2M HILL's internal auditors and its independent certified public accountants,

•
Conferring with CH2M HILL's independent certified public accountants and its internal auditors and financial officers to monitor CH2M HILL's internal accounting methods and procedures and evaluating any recommended changes therefrom,

•
Reviewing legislative or other business environment change conditions that could have a noticeable impact on CH2M HILL's financial controls and future operations,

•
Reviewing all acquisitions and/or investments that are valued in excess of $1.0 million,

•
Reviewing all capital expenditures with unit costs of $1.0 million or more and monitoring capital expenditures relative to annual capital plans, and

•
Monitoring various financial measurements for the Company relative to established financial policies.

Audit Subcommittee

The Audit and Finance Committee has established an Audit Subcommittee whose current director members include Jerry D. Geist and Barry L. Williams (Chairman). Ralph F. Cox and Robert B. Sheh serve as consultants to the committee and actively participate in committee meetings on a regular basis. The Audit Subcommittee meets in conjunction with the regular Audit and Finance Committee meetings. Each member of the Audit Subcommittee is independent in accordance with the definition provided in the National Association of Securities Dealers Rule 4200(a)(15). The Audit Subcommittee operates under a written charter approved by the Board of Directors.

For the year 2001, the Company incurred fees for services from its independent certified accountants, Arthur Andersen LLP, as discussed below.

Audit Fees.    The Company incurred fees of $421,000 for services from its independent certified accountants for the annual audit and for the review of the financial statements included in the Company's Form 10-Qs and Form 10-K for the fiscal year ended December 31, 2001.

All Other Fees.    The Company incurred fees of $1,803,000 including audit-related fees of $658,000 and other fees of $1,145,000 for the fiscal year ended December 31, 2001. Audit-related fees include statutory audits of subsidiaries, benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, assistance with registration statements and consents. Other fees were primarily for tax services.

There were no financial information systems design and implementation fees incurred in 2001.

Report of the Audit Subcommittee

February, 2002

To the Board of Directors of CH2M HILL Companies, Ltd.

We have reviewed and discussed with management the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

We have reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended December 31, 2001. We have discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors' independence from the Company and its management. We also have considered whether the independent auditors provision of other non-audit services to the Company is compatible with the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the U.S. Securities and Exchange Commission.

Submitted by the CH2M HILL Companies, Ltd. Audit Subcommittee:

Barry L. Williams, Chairman
Jerry D. Geist
Ralph F. Cox
Robert B. Sheh

Compensation and Work Force Committee

The Compensation and Work Force Committee held four meetings during fiscal 2001. The current director members are Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, Jerry D. Geist (Chairman), Ralph R. Peterson (non-voting member) and Barry L. Williams. The current non-director members are Ralph F. Cox, James J. Ferris and Robert B. Sheh. Ralph F. Cox and Robert B. Sheh serve as consultants to the committee and actively participate in committee meetings on a regular basis.

The Committee, in addition to other responsibilities, is responsible for determining the executive compensation programs, including the Chief Executive Officer and Chairman of the Board and the executive officers of CH2M HILL, and recommending to the Board of Directors the amount of awards to be made to the Chief Executive Officer and Chairman of the Board, and the executive officers. The Committee engages outside compensation consultants from time to time to advise it and CH2M HILL management on executive compensation matters.

Total compensation for CH2M HILL executive officers consists of salary, annual cash and stock bonuses and long-term incentives, which include stock options and a long-term incentive bonus of cash and stock. The annual bonus and long-term incentives introduce risk to the total executive compensation programs. The compensation levels determined by the Committee are variable, may fluctuate significantly from year to year, and are directly tied to company and individual performance.

The Committee annually reviews the competitiveness of CH2M HILL's executive compensation programs within the industries in which it competes – Water, Environmental, Microelectronics, Transportation, Operations and Maintenance and Construction. CH2M HILL targets a level of total compensation of its competitor group for like positions and like performance.

The Committee reviews executive compensation in light of Section 162(m) of the Internal Revenue Code which establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. It is the general intention of the Committee to meet the requirements for deductibility under Section 162(m); however, the Committee reserves the right, where merited by changing business conditions or an executive's individual performance, to authorize compensation payments which may not be fully deductible by CH2M HILL. The Committee reviews this policy on an ongoing basis.

The Committee is also responsible for issuing reports required by the U.S. Securities and Exchange Commission regarding CH2M HILL's compensation policies applicable to the Chief Executive Officer and the four other most highly compensated executive officers.

Report of the Compensation and Work Force Committee on Executive Compensation

February, 2002

To the Board of Directors of CH2M HILL Companies, Ltd.

CH2M HILL's compensation policies are based on a philosophy of market based compensation for its employees, including its Chief Executive Officer (CEO), and other Executive Officers. The company's compensation practices are aligned to this philosophy and are designed to reward performance and facilitate attraction, retention and motivation of executive staff in a manner which furthers the financial interest of our shareholders. Our compensation policy dictates that a substantial portion of Executive Officers' total compensation be at risk. By making Executive Officers' compensation contingent on individual performance, the performance of business units under their management, and the performance of CH2M HILL as a whole, CH2M HILL seeks to encourage continued executive focus on increasing CH2M HILL's revenue, profitability and shareholder value. In addition, this approach serves to motivate our Executive Officers to perform to the fullest extent of their abilities.

As is customary at other companies similar to CH2M HILL, the subcommittee of the Compensation and Work Force Committee consisting entirely of outside Directors (Executive Compensation Subcommittee) is responsible for reviewing and approving all salary incentive compensation and stock option grant recommendations for the CEO. The Subcommittee is also responsible for reviewing all incentive compensation and stock option grant recommendations made by the CEO for other Executive Officers. These determinations are made after considering individual, corporate and business unit performance, the performance of our competitors and other similar businesses, and relevant market compensation data. The Subcommittee retained the services of a well regarded and reputable executive compensation consulting firm ("Independent Compensation Consultant") to assist it in carrying out its responsibilities by providing a comprehensive assessment of the various components of our executive compensation programs and relevant compensation data for market comparison purposes. The Subcommittee with assistance of the Independent Compensation Consultant also utilized a variety of credible third party sources for executive compensation information and best practices to augment their own assessments.

The CEO's and other Executive Officers' compensation is comprised of three major components: base salary, short-term incentive compensation, and long-term incentive compensation, including stock options. By setting the annual salaries of our Executive Officers at or below competitive market levels, a significant portion of compensation is reserved for incentive compensation. With 50% or more of total compensation represented by "at risk" short- and long-term variable components, Executive Officers' compensation is heavily dependent on their individual performance, performance of the business unit they are responsible for, and the company's performance as a whole during the prior fiscal year, in the case of short-term incentive compensation and over a longer period in the case of long-term incentives compensation.

The CEO's and other Executive Officers' incentive compensation may consist of cash, vested stock and stock options or a combination of these components. Generally, annual incentives are awarded when results of the prior fiscal year have been identified and reviewed against that individual's business unit performance and objective company-wide performance results. By awarding part of the incentive pay in CH2M HILL stock, CH2M HILL seeks to encourage individuals to remain with the company and continue to focus on the long-term performance of CH2M HILL and our shareholder value. Annual stock options are granted in concert with incentives to also focus on growing shareholder value. Further, the exercise price of all stock options granted is equal to the price of the common stock on the date of grant. Therefore, such stock options only have value to the extent that the price of CH2M HILL's stock increases during the term of the stock option.

In determining the CEO's and other Executive Officers' compensation for 2001, the Subcommittee took into account CH2M HILL's performance relative to plan, performance relative to market benchmarks, how well the CEO and Executive Officers performed on their personal goals and objectives, and their compensation in relationship to peers in the market place. The short-term incentive compensation awards granted to these executives were determined in major part by the company's financial performance during the fiscal year ended December 31, 2001.

During the past year, Mr. Peterson was paid an annual base salary of $600,000. After deliberation, the Subcommittee set Mr. Peterson's annual base salary at $640,000 for fiscal year 2002, which represents a 6.7% increase over his base salary for the prior year. Our Independent Compensation Consultant believes this increase will bring Mr. Peterson's base salary marginally within the market competitive range when compared to base salaries of chief executive officers of engineering and construction companies of similar size. The Subcommittee believes that base salary increase is warranted given CH2M HILL's performance during the prior year and goals and challenges for the company in the coming year.

Mr. Peterson was paid a short-term incentive compensation award of $530,000 for fiscal year ended 2001. The Subcommittee believes that this award was more than warranted by CH2M HILL's performance against its market metrics – during 2001, CH2M HILL's gross revenues grew by 13.7%, profit after tax grew by 13.8% and CH2M HILL stock price appreciated by 15.0%.

Our long-term incentive compensation program was instituted in 1999. The program is built around the concept of incentive compensation based on the company's aggregate performance over a three-year period. Therefore, the first long-term incentive bonus payment will be made this year based on awards, goals and objectives set three years ago in 1999. Just as with every other Executive Officer at CH2M HILL, Mr. Peterson's long-term incentive compensation objectives were set based on targeted profit before taxes and before incentive compensation payments (PBBP) over a three-year period and share price growth over the same period. During the relevant period of 1999 through 2001, CH2M HILL exceeded the PBBP target by approximately 54%. During the same period, CH2M HILL share price grew by 252.9%.

After deliberations, the Subcommittee determined that Mr. Peterson's 1999 long-term incentive compensation award to be payable in 2002 should be $1,084,896. The Subcommittee believes that the award is in line with the objectives of CH2M HILL's long-term incentive compensation program, is in strict compliance with the program's objective performance measures, and is warranted given the company's outstanding performance during the last three years. The Subcommittee awarded Mr. Peterson 10,500 stock options, in accordance with the CH2M HILL Companies, Ltd. Amended and Restated 1999 Stock Option Plan.

Our Independent Compensation Consultant has reviewed the aforementioned 2002 compensation determinations for Mr. Peterson and is of the opinion that Mr. Peterson's total compensation (base salary and incentive compensation) falls below market by 18.4% when compared to the median total compensation of chief executive officers of engineering and construction companies of similar size and performance. The Subcommittee would like to emphasize that Mr. Peterson's below market compensation is not a reflection of the Subcommittee's opinion of Mr. Peterson's performance but a reaction to Mr. Peterson's desire not to accelerate his compensation to market levels at this time.

The Subcommittee also reviewed the compensation for each of CH2M HILL's Executive Officers in 2001. Based on the review of relevant survey data and advice received from an Independent Compensation Consultant, the Subcommittee determined that the compensation of these Executive Officers is within or slightly below the comparable market level in 2001 for executives with comparable duties and responsibilities in engineering and construction companies of CH2M HILL's size. The Executive Officers' compensation for 2002 has been set to correspond to the market level for these positions.

The Subcommittee believes that the compensation policies, plans and programs implemented at CH2M HILL have encouraged management to focus on the long-term financial performance of the company and have contributed to achieving CH2M HILL's technical and financial success.

Compensation and Work Force Committee:
Jerry D. Geist, Chairman	Donald S. Evans
Joseph A. Ahearn	James J. Ferris
Ralph F. Cox	Robert B. Sheh
Kenneth F. Durant	Barry L. Williams
Executive Compensation Subcommittee:
Jerry D. Geist, Chairman
Barry L. Williams

Executive Committee

The Executive Committee held two meetings during fiscal 2001. The current director members are Donald S. Evans, Jerry D. Geist, Susan D. King, Ralph R. Peterson (Chairman) and Barry L. Williams. Ralph F. Cox and Robert B. Sheh are non-voting participants and consultants to the committee, and actively participate in committee meetings on a regular basis. The Executive Committee, except as limited by Oregon law, may exercise any of the powers and perform any of the duties of the Board of Directors if delegated by the Board of Directors.

Nominating Committee

The Nominating Committee held two meetings during fiscal 2001. The current director members are Philip G. Hall, Ralph R. Peterson (Chairman, non-voting) and Jill T. Sideman. The current non-director members are Richard A. Hirsekorn and Patrick L. Klampe. The Nominating Committee's responsibilities include:

•
Establishing a procedure for identifying employee nominees for election as directors to the Board of Directors,

•
Reviewing and recommending to the Board of Directors criteria for membership on the Board, and

•
Proposing employee nominees to fill vacancies on the Board of Directors as they occur.

CH2M HILL's bylaws provide that shareholders may nominate directors outside of the Nominating Committee process by petition signed by shareholders representing at least 10% of the outstanding shares of common stock and by complying with the appropriate U.S. Securities and Exchange Commission Proxy Rules.

Ownership and Incentive Compensation Committee

The Ownership and Incentive Compensation Committee held eight meetings during fiscal 2001. The current director members are Joseph A. Ahearn (Chairman), Kenneth F. Durant, Donald S. Evans, Steven D. Guttenplan, Philip G. Hall, Susan D. King, Gregory T. Mc Intyre, Ralph R. Peterson and Jill T. Sideman. The current non-director members are Michael D. Kennedy, Katherine M. Lombardo and Edward M. Stanley.

The Ownership and Incentive Compensation Committee's responsibilities include:

•
Developing policies and procedures for the Board of Directors approval governing the ownership and incentive compensation programs for CH2M HILL,

•
Monitoring the stock ownership program,

•
Allocating funds for employee incentive plans,

•
Monitoring the long-term incentive program,

•
Monitoring the activities of, and acting on recommendations from, the Stock Option Management Committee,

•
Acting in synergy with the Compensation and Work Force Committee to support their approvals of executive compensation,

•
Acting in synergy with the Audit and Finance Committee, and as an extension of the Board of Directors, to oversee the application of the policies and procedures, and

•
Recommending Board of Director action as appropriate to achieve CH2M HILL's mission and goals.

Strategic Planning Group

The Strategic Planning Group held four meetings during fiscal 2001. The current director members are Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, Jerry D. Geist, Steven D. Guttenplan, Philip G. Hall, Susan D. King, Gregory T. Mc Intyre, Ralph R. Peterson (Chairman), Jill T. Sideman and Barry L. Williams. The current non-director members are Robert C. Allen, Ralph F. Cox, James J. Ferris, Samuel H. Iapalucci, Michael D. Kennedy, E. Kent Robinson and Robert B. Sheh. Ralph F. Cox and Robert B. Sheh serve as consultants to the committee and actively participate in committee meetings on a regular basis. The Strategic Planning Group's responsibilities include reviewing the long-range plans of CH2M HILL.

Outside Director Search/Review Committee

The Outside Director Search/Review Committee held five meetings during fiscal 2001. The current director members are Donald S. Evans, Jerry D. Geist, Philip G. Hall (Chairman), Susan D. King, Ralph R. Peterson and Barry L. Williams. The current non-director members are Ralph F. Cox, James J. Ferris and Robert B. Sheh. Ralph F. Cox and Robert B. Sheh serve as consultants to the committee and actively participate in committee meetings on a regular basis. The Outside Director Search/Review Committee's responsibilities include seeking qualified candidates for director who are not employees of CH2M HILL and whose backgrounds and expertise will add valuable skills and perspectives to the Board of Directors.

Directors' Compensation

Non-employee directors of CH2M HILL receive an annual retainer of $21,000 and an additional $4,000 for each committee on which they serve as the chairman. CH2M HILL also pays non-employee directors a meeting fee of $1,000 for attendance at each Board of Directors meeting and $1,000 per day for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and other CH2M HILL functions. In 2001, each non-employee director received a $20,000 discretionary cash bonus and 2,000 stock options.

Security Ownership of Certain Shareholders and Management

The following tables set forth information regarding the ownership of all classes of CH2M HILL's voting securities as of March 29, 2002, by (a) any person or group known to have ownership of more than five percent of the common stock and (b) beneficial ownership by Directors, Director nominees, and executive officers individually and as a group.

Security Ownership of Certain Shareholders

The following table presents information as of March 29, 2002, concerning the only known shareholder who owns five percent or more of CH2M HILL's common stock.

Name and Address of Shareholder	Title of Class	Number of Shares Held	Percent of Class
Trustees of the CH2M HILL Retirement and Tax-Deferred Savings Plan 6060 South Willow Drive Greenwood Village, CO 80111	Common	12,986,295(1)	41.9%

(1) Common shares are held of record by the Trustees for the accounts of participants in the Retirement and Tax-Deferred Savings Plan and will be voted in accordance with instructions received from participants. Shares as to which no instructions are received will be voted pro rata in accordance with the voting instructions submitted by all other plan participants.

Security Ownership of Directors, Director Nominees and Executive Officers

The following table sets forth information as of March 29, 2002 as to the beneficial ownership of CH2M HILL's equity securities by each Director, Director nominee, executive officer and by all Directors, Director nominees, and executive officers as a group. None of the individuals listed below owns directly more than one percent of the outstanding shares of CH2M HILL. As a group, all Directors, Director nominees, and executive officers own 6.6% of the outstanding shares of CH2M HILL.

Name of Beneficial Owner	Common Stock Held Directly	Common Stock Held Indirectly(1)	Stock Options Exercisable Within 60 Days	Total Beneficial Ownership
Joseph A. Ahearn	62,762	35,831	31,500	130,093
Kenneth F. Durant	228,372	110,480	-	338,852
Donald S. Evans	201,511	39,210	31,500	272,221
James J. Ferris	86,079	43,955	31,500	161,534
Jerry D. Geist	-	-	1,500	1,500
Steven D. Guttenplan	72,692	30,938	15,755	119,385
Samuel H. Iapalucci	83,396	43,331	31,500	158,227
Michael D. Kennedy	77,157	48,104	31,500	156,761
Susan D. King	66,668	21,421	12,500	100,589
Gregory T. Mc Intyre	46,807	22,666	7,000	76,473
Ralph R. Peterson	285,665	79,689	36,225	401,579
David B. Price	-	-	-	-
E. Kent Robinson	61,701	37,408	19,130	118,239
Nancy R. Tuor	10,454	7,882	5,000	23,336
Barry L. Williams	-	-	1,500	1,500
All directors, director nominees and executive officers as a group (15 people)	1,283,264	520,915	256,110	2,060,289

(1) Includes common stock held through the Retirement and Tax-Deferred Savings Plan and the deferred compensation plan trusts.

Compensation Committee Interlocks and Insider Participation

The current director members of CH2M HILL's Compensation and Work Force Committee of the Board of Directors are Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, Jerry D. Geist (Chairman), Ralph R. Peterson (non-voting member) and Barry L. Williams. The current non-director members are Ralph F. Cox, James J. Ferris and Robert B. Sheh. Ralph F. Cox and Robert B. Sheh serve as consultants to the committee and actively participate in committee meetings on a regular basis. All members of the Compensation and Work Force Committee except Ralph F. Cox, Jerry D. Geist, Robert B. Sheh and Barry L. Williams are officers of CH2M HILL.

Change of Control Agreements.  The Board of Directors authorized CH2M HILL to enter into Change of Control Agreements with Joseph A. Ahearn, Kenneth F. Durant, Donald S. Evans, James J. Ferris, Steven D. Guttenplan, Philip G. Hall, Samuel H. Iapalucci, Michael D. Kennedy, Susan D. King, Gregory T. Mc Intyre, Ralph R. Peterson, E. Kent Robinson and Jill T. Sideman (each hereafter a "COC Executive"). Jill T. Sideman's COC Agreement was terminated in March 2002 but will remain in effect, under the terms of that agreement, for six months following the date of such termination, thus providing her with coverage through the end of her term on the Board and a few months therafter. The provisions of these agreements will become effective if and when there is a Change of Control (as that term is defined below) of CH2M HILL and, with respect to most benefits, only if the COC Executive is terminated within twenty-four months of such Change of Control. All of the Change of Control Agreements were automatically renewed for an additional one year period on March 31, 2002. The Agreements automatically renew for successive one-year terms on March 31 of each year unless CH2M HILL gives notice to the COC Executives that it does not intend to extend the Agreement or intends to change its terms (such notice cannot be given during the pendency of a potential Change of Control). If a Change of Control occurs, the expiration date of the Agreements will automatically extend for twenty-four months beyond the month in which the Change of Control occurs.

Under the Change of Control Agreements, CH2M HILL will provide each COC Executive with the following benefits at the time the Change of Control event occurs:

    •
    Immediate vesting in all retirement plans and of all outstanding options;

    •
    Pro-rata payout of amounts payable under the Short-Term Incentive Plan for the year of termination; and

    •
    Pro-rata payout of amounts payable under the Long-Term Incentive Plan.

CH2M HILL will provide each COC Executive with the following additional benefits in the event of termination of their employment (actual or constructive and other than for cause) by CH2M HILL or its successor in interest within twenty-four months of a Change of Control:

    •
    For the CEO and direct reports, lump-sum payments in the amount equal to 2.99 times the sum of (a) annual base salary in effect at the time the Change of Control occurs and (b) target annual incentive bonus payable under the Short-Term Incentive Plan;

    •
    For the other Executives, lump-sum payments in the amount equal to 1.5 times the sum of (a) annual base salary in effect at the time the Change of Control occurs and (b) target annual incentive bonus payable under the Short-Term Incentive Plan;

    •
    Continuation of health benefits for 36 months for CEO and direct reports and continuation for 18 months for other COC Executives.

For purposes of the Change of Control Agreements, a "Change of Control" is defined generally to include:

    •
    Acquisition of 25% (or more) of the voting securities of CH2M HILL;

    •
    A significant merger or consolidation where CH2M HILL shareholders hold less than 75% of all shares outstanding of the surviving company;

    •
    A change in the majority of the Board of Directors, not otherwise recommended by the Board of Directors, during the course of one fiscal year; and

    •
    Liquidation or dissolution of CH2M HILL, or direct or indirect sale or other disposition of all or substantially all of the assets of CH2M HILL.

Executive Compensation

The following table sets forth information regarding annual incentive compensation for the chief executive officer and the other four most highly compensated executive officers of CH2M HILL.

Summary Compensation Table(1)

	Annual Compensation				Long-Term Compensation
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)
					Awards	Payouts
Name and principal position	Year	Salary(2)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options (#)	LTIP Payouts(4)	All Other Compensation(5)
Ralph R. Peterson President & Chief Executive Officer	2001 2000 1999	$597,862 509,819 471,435	$530,000 480,000 290,000	$898,697 - -	10,500 10,500 28,350	$249,526 - -	$54,649 113,276 9,381
Kenneth F. Durant Senior Vice President	2001 2000 1999	342,838 310,000 273,000	315,000 280,000 -	202,320 - -	- - -	134,880 - -	71,430 4,792 14,970
James J. Ferris Senior Vice President	2001 2000 1999	349,274 309,640 302,519	290,000 270,000 185,000	308,060 - -	9,000 9,000 24,750	69,610 - -	29,814 65,553 7,893
Samuel H. Iapalucci Executive Vice President, Chief Financial Officer & Secretary	2001 2000 1999	356,009 334,179 299,645	275,000 270,000 165,000	238,431 - -	9,000 9,000 24,750	139,219 - -	27,993 56,716 7,013
Donald S. Evans Senior Vice President	2001 2000 1999	353,763 456,116 305,219	250,000 260,000 185,000	270,189 - -	9,000 9,000 24,750	109,832 - -	28,014 58,571 6,998

  (1)
  Certain columns have been omitted because they are not applicable to CH2M HILL.
  (2)
  Amounts shown include compensation earned by executive officers, whether paid during or after such year, or deferred at the election of those officers.
  (3)
  Amounts shown for 2001 include:
	Deferred Paid Time Off	Deferred Portion of LTIP Payout
Ralph R. Peterson	$63,327	$835,370
Kenneth F. Durant	-	202,320
James J. Ferris	29,622	278,438
Samuel H. Iapalucci	29,602	208,829
Donald S. Evans	36,797	233,392
  (4)
  Amounts shown represent the portion of the 1999 award of the long-term incentive plan which will be paid in 2002. The deferred portion of the LTIP Payout is included in Other Annual Compensation.
  (5)
  Amounts shown for 2001 include:

	Retirement and Tax- Deferred Savings Plan	Group Term Life Insurance Premiums	Executive Deferred Compensation Plan	Deferred Compensation Retirement Plan
Ralph R. Peterson	$8,908	$3,326	$40,850	$1,565
Kenneth F. Durant	13,600	792	7,838	49,200	(a)
James J. Ferris	8,908	2,332	17,104	1,470
Samuel H. Iapalucci	8,952	1,403	17,081	557
Donald S. Evans	8,908	978	17,503	625
  (a)
  Amount represents contribution made to named executive officer in lieu of funding to a corporate owned life insurance policy for which he is not eligible.

CH2M HILL has not entered into employment agreements with its executive officers, who serve at the pleasure of CH2M HILL's Board of Directors. Therefore, since compensation for executive officers is comprised of salary, bonus and other incentive compensation, some of which are based on year-end performance results, CH2M HILL does not know the aggregate amount of compensation that will be paid to its executive officers in the current fiscal year.

Option Grants in the Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year
			Exercise or Base Price ($/sh)	Expiration Date
Name					5%	10%
Ralph R. Peterson	10,500	*	$9.75	02/16/2006	$28,284	$62,501
Kenneth F. Durant	-	*	-	-	-	-
James J. Ferris	9,000	*	9.75	02/16/2006	24,244	53,572
Samuel H. Iapalucci	9,000	*	9.75	02/16/2006	24,244	53,572
Donald S. Evans	9,000	*	9.75	02/16/2006	24,244	53,572
* Less than 1%

Fiscal Year-End Option Values

No options were exercised by the Chief Executive Officer and the other four most highly compensated executive officers of CH2M HILL during the fiscal year ended December 31, 2001.

	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the Money Options at FY-End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph R. Peterson	16,800	32,550	$105,383	$141,398
Kenneth F. Durant	-	-	-	-
James J. Ferris	14,625	28,125	91,811	122,681
Samuel H. Iapalucci	14,625	28,125	91,811	122,681
Donald S. Evans	14,625	28,125	91,811	122,681

2001 Long-Term Incentives

The following table sets forth information regarding long-term incentive plan opportunities that were granted to the chief executive officer and the other four most highly compensated executive officers of CH2M HILL. This long-term incentive plan was established effective January 1, 1999 and consists of a new 3-year program each year. The 2001 program will be paid out on or after the 3-year award period ending December 31, 2003. Generally, the payment of the awards will be 60 percent in common stock, valued at the date of payment, and 40 percent cash. The criteria for payout is based on specific long-term goals of earnings growth and strategic imperatives for CH2M HILL as well as individual goals.

Long-Term Incentive Awards in 2001(1)

		Estimated Future Payouts Under Non-Stock Price-Based Plans
(a) Name	(c) Period Until Payout	(d) Threshold	(e) Target	(f) Maximum
Ralph R. Peterson	3 years	$0	$480,000	$960,000
Kenneth F. Durant	3 years	0	134,000	268,000
James J. Ferris	3 years	0	140,016	280,032
Samuel H. Iapalucci	3 years	0	138,000	276,000
Donald S. Evans	3 years	0	134,016	268,032

  (1)
  Certain columns have been omitted because they are not applicable.

Deferred Compensation Plans

Messrs. Peterson, Durant, Ferris, Iapalucci and Evans are participants in the Deferred Compensation Plan (DCP). The plan provides for participants to defer up to 50 percent of base pay and 100 percent of incentive pay. Participants are vested 100 percent at all times. The plan is funded by corporate owned life insurance (COLI) inside a rabbi trust. Participants can choose to start distribution upon: (a) termination of employment, (b) retirement, or (c) date elected by the participant. Participants can choose payment in either a lump sum or through annual installments over 5, 10, or 15 years.

Messrs. Peterson, Durant, Ferris, Iapalucci and Evans are participants in the Executive Deferred Compensation Plan (EDCP). CH2M HILL will contribute 4.75 percent times base pay in excess of the IRS limitation on compensation for qualified plans, which during 2001 was $170,000 and currently is $200,000. Participants may defer up to an additional 4.75 percent of base pay in excess of the IRS limitation and CH2M HILL will match the contribution. Certain participants may also defer up to 100 percent of compensation in lieu of paid time off. They may also receive additional discretionary CH2M HILL contributions keyed to base pay. Participants are 100 percent vested at all times on deferrals and earnings on deferrals. CH2M HILL contributions vest over a six-year period. Both the DCP and the EDCP utilize a rabbi trust arrangement. Participants can choose to start distributions upon (a) termination of employment, (b) retirement, or (c) date elected by the participant. Participants can choose payment in either a lump sum or through an annual distribution over 5, 10 or 15 years.

Messrs. Peterson, Durant, Ferris, Iapalucci and Evans are participants in the Deferred Compensation Retirement Plan (DCRP). This plan provides for CH2M HILL to pay the "Account Value" to a participant, if the participant retires from CH2M HILL on or after age 65. The Account Value is equal to (a) the present value of the "Calculated Benefit" at age 65 minus (b) the cash surrender value of the split dollar life insurance policies used to fund this plan (after return of premiums paid by CH2M HILL). The DCRP is funded for eligible participants by COLI inside a rabbi trust. For those DCRP participants for which insurance is not available, CH2M HILL establishes a deferred compensation account on their behalf.

          "Calculated Benefit" means:

    (i)
    50% of the participant's projected base pay at age 65 (assuming a 5% increase in base pay each year) payable each year from the first of the month following the date the participant retires until the first of the month following the date the participant dies, minus

    (ii)
    benefits provided (or deemed provided) by CH2M HILL to the participant.

Participants are vested 100 percent of Account Values on reaching age 65. The benefits of the DCRP are funded by the offsetting benefit plans and the cash surrender value of the split dollar policies. To the extent that the offsetting benefit plans and the split dollar policies do not cover the cost of the benefit, the Account Values will be paid from CH2M HILL general assets. The same distribution criterion apply as the DCP and the EDCP.

Retirement Plans

Mr. Peterson is a participant in the CH2M HILL Pension Plan. Benefits under the CH2M HILL Pension Plan are equal to one percent of average base compensation (up to $150,000) for 1987 through 1991, multiplied by years of credited benefit service prior to 1992, plus one percent of each year's base compensation (up to $150,000) for each year of credited benefit service from January 1, 1992 through December 31, 1993. CH2M HILL Pension Plan benefits were frozen as of December 31, 1993. Mr. Peterson's estimated annual benefit payable at the earliest age when a participant may retire with an unreduced benefit (age 65) is $37,849.

Mr. Durant is a participant in the CH2M HILL Pension Plan with respect to credited benefit service prior to February 25, 1985, and he is a participant in the CH2M HILL Industrial Design Corporation Pension Plan with respect to credited benefit service from February 25, 1985 through January 31, 1994. The benefits under the CH2M HILL Industrial Design Corporation Pension Plan are equal to 1.3 percent of each year's base compensation (up to the applicable IRS compensation limit for each year) for each year of credited benefit service from February 25, 1985 through January 31, 1994. Benefits under the CH2M HILL Industrial Design Corporation Pension Plan were frozen as of January 31, 1994. The estimated annual benefits payable to Mr. Durant at the earliest age when a participant may retire with an unreduced benefit (age 65) are $15,718 from the CH2M HILL Pension Plan and $13,101 from the CH2M HILL Industrial Design Corporation Pension Plan, or a total of $28,819.

Mr. Evans is a participant in the CH2M HILL Pension Plan with respect to his credited benefit service prior to May 1, 1986, and he is a participant in the OMI Retirement Plan with respect to his credited benefit service from May 1, 1986 through December 31, 1995. Benefits under the OMI Retirement Plan are equal to 1.5 percent of average compensation (up to the applicable IRS compensation limit for each year) multiplied by the first 20 years of credited benefit service, plus 0.5 percent of average compensation (up to the applicable IRS compensation limit for each year) multiplied by credited benefit service in excess of 20 years. Mr. Evans' benefit under the OMI Retirement Plan was frozen as of December 31, 1995 upon his transfer from employment covered by the Plan. Mr. Evans' estimated annual benefit payable at the earliest age when a participant may retire with an unreduced benefit (age 65) is $23,521 under the OMI Retirement Plan and $12,771 under the CH2M HILL Pension Plan, or a total of $36,292.

Messrs. Iapalucci and Ferris are not participants in a company-sponsored pension plan.

Change of Control Agreements

The Board of Directors authorized CH2M HILL to enter into Change of Control Agreements with Messrs. Peterson, Durant, Ferris, Iapalucci and Evans as well as other certain Directors and Officers of CH2M HILL. The provisions of these agreements are described in the Compensation Committee Interlocks and Insider Participation section of this Proxy Statement.

Stock Performance Graph

The following graph shows the total shareholder return on CH2M HILL's common stock from September 7, 1999 (the date CH2M HILL's registration with the U.S. Securities and Exchange Commission became effective) until December 31, 2001, for (i) CH2M HILL's common stock, (ii) the Standard & Poor's Composite – 500 Stock Index and (iii) the companies in the Environmental Financial Consulting Group's engineering/consulting industry index.

The graph assumes the investment of $100 in CH2M HILL common stock and in each of the indexes on September 7, 1999 and reinvestment of all dividends, if any. CH2M HILL does not currently anticipate paying any cash dividends on the common stock.

Proposal 2. Approval of Amendment of Payroll Deduction Stock Purchase Plan to increase the number of shares reserved under the Plan from 1,000,000 to 3,000,000 shares

On November 12, 1999, the Board of Directors of CH2M HILL adopted the CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan. The stock purchase plan was subsequently approved by the shareholders of CH2M HILL. Under the stock purchase plan, employees of CH2M HILL and employees of certain affiliates of CH2M HILL may purchase common stock of CH2M HILL through payroll deductions, subject to certain limits. The Company may contribute a percentage of the purchase price of the common stock purchased by participants under the plan. Since the establishment of the stock purchase plan, CH2M HILL has contributed 10% of the purchase price of the common stock purchased by participants under the stock purchase plan.

The stock purchase plan as originally adopted reserved 1,000,000 shares of common stock for issuance under the stock purchase plan. As of December 31, 2001, a total of 1,461,731 shares of common stock had been issued by CH2M HILL under the stock purchase plan. The Board of Directors of CH2M HILL determined that the number of shares of common stock reserved for issuance under the stock purchase plan should be increased in order to continue selling shares of common stock directly to employees under the plan. Any amendment to increase the number of shares reserved under the plan requires shareholder approval within twelve months after the effective date of the amendment. The Board of Directors believes that stock ownership by competent, loyal, contributing employees and directors of, and consultants to, CH2M HILL and its affiliates will be of continuing benefit to CH2M HILL.

On August 10, 2001, the Board of Directors of CH2M HILL approved an increase in the number of shares of common stock reserved for issuance under the stock purchase plan from 1,000,000 shares to 3,000,000 shares. This increase in the number of shares of common stock reserved for issuance under the stock purchase plan was incorporated into an amended and restated stock purchase plan document that was approved by the Board of Directors of CH2M HILL on November 9, 2001. The amended and restated stock purchase plan document also made certain minor conforming changes in the provisions of the plan, relating in large part to the date of adopting the amendments. On February 15, 2002, the Board of Directors further amended the stock purchase plan so that each participant may elect payroll deductions of up to 15% (an increase from 10%) of the participant's compensation for the purchase of shares under the plan. These changes, other than the increase in reserved shares, do not require shareholder approval and are in effect.

During the year ended December 31, 2001, shares of common stock were purchased under the stock purchase plan at the weighted average price of $10.30 per share in the following amounts:

Named Executive Officers:	Number of Shares
Ralph R. Peterson	2,514
Kenneth F. Durant	-
James J. Ferris	2,466
Samuel H. Iapalucci	2,439
Donald S. Evans	2,285
Current executive officers as a group	12,142
Current directors, who are not executive officers, as a group	3,934
All employees, excluding executive officers and directors, as a group	806,088

At December 31, 2001, approximately 10,332 employees were eligible to participate in the stock purchase plan.

The stock purchase plan and the Internal Revenue Code's provisions relevant to the Code section 423 component of the plan require shareholder approval of the increase in reserved shares. As a result, the shareholders are asked to vote on and approve the following resolution:

      RESOLVED, that the shareholders approve the CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan as amended and restated through February 15, 2002, which includes an increase in the number of shares of common stock of CH2M HILL reserved for issuance under the plan from 1,000,000 shares to 3,000,000 shares.

The required vote for approval under the stock purchase plan is a majority of the voting power of the common stock of CH2M HILL present or represented at the meeting of the shareholders. Abstentions will not be counted.

CH2M HILL's Board of Directors unanimously recommends that the shareholders vote "for" approval of the amended and restated stock purchase plan.

What are material features of the stock purchase plan?

The stock purchase plan provides for the purchase of common stock through payroll deductions by participating employees. The stock purchase plan has one component intended to qualify under Section 423 of the Internal Revenue Code. Shares purchased under that component will qualify for favorable tax treatment under the Code (the "423 component"). The second component provides for the purchase of shares which do not qualify for the favorable tax treatment (the "non-423 component"). To date, no purchases of shares have been made under the non-423 component. The stock purchase plan is not subject to ERISA. Other material terms are described below.

Who administers the stock purchase plan?

The stock purchase plan is currently administered by the Ownership and Incentive Compensation Committee ("O&IC Committee"). The O&IC Committee is appointed by the Board of Directors and has been selected by the President of CH2M HILL as the administrative committee. The O&IC consists of two or more members of the Board of Directors and other individuals appointed by the Board of Directors. Under the terms of the stock purchase plan, the administrative committee can be a committee with members determined by the President of CH2M HILL, with a minimum of two members.

The administrative committee decides which subsidiaries or other affiliates of CH2M HILL will be eligible to participate in the stock purchase plan. The administrative committee may adopt rules for the administration of the stock purchase plan. The administrative committee interprets the stock purchase plan.

Who is eligible?

Generally, all employees of CH2M HILL and any participating affiliate may participate in the stock purchase plan. Only subsidiary corporations in which CH2M HILL owns at least 50% of the total voting power may participate in the 423 component of the stock purchase plan.

The administrative committee has excluded employees whose customary employment is less than 20 hours per week or is less than five months in a year from participating in the stock purchase plan. Also, any employee who owns five percent or more of CH2M HILL or of any subsidiary of CH2M HILL is excluded from participating in the stock purchase plan. By the terms of the plan, these employees are ineligible to participate in the 423 component of the stock purchase plan. The administrative committee may also decide whether employees must meet other eligibility requirements.

An employee who terminates employment with CH2M HILL and all participating affiliates is no longer eligible to participate in the stock purchase plan. For this purpose, termination of employment includes death, disability, retirement, transfer to an affiliate that is not eligible to participate in the stock purchase plan, or any other termination of employment. If an employee becomes ineligible to continue participating in the stock purchase plan, any amount held in the employee's stock purchase account will be distributed to the employee.

How does an employee participate?

In order to participate in the stock purchase plan, an employee must complete a payroll deduction authorization form. The payroll deduction authorization form will tell the eligible employee's employer to withhold a specific percentage of the eligible employee's pay to be used to buy common stock under the stock purchase plan. The payroll deduction authorization form must provide for the deduction of at least one percent of the employee's pay, but no more than 15 percent of the employee's pay, in a whole number percentage.

Is there any limitation on shares purchased under the stock purchase plan?

An employee cannot purchase more than $25,000 of common stock under the stock purchase plan in any calendar year.

How is common stock acquired under the stock purchase plan?

CH2M HILL uses the amount in the employee's stock purchase account to buy common stock for the employee on each trade date. CH2M HILL will either buy the common stock on each trade date in the internal market, if available, or CH2M HILL will issue new shares of common stock to make common stock available for stock purchase plan buys. These stock purchases may be made on predetermined purchase dates established by the administrative committee, which coincide with dates that trades are conducted in the internal market. The purchase price for each share of common stock under the plan is the fair market value in effect at the date of purchase.

Does CH2M HILL contribute any amount of the purchase price for the common stock?

Each year, the Board of Directors will decide what percentage of the purchase price of common stock CH2M HILL will contribute toward the purchase of common stock under the stock purchase plan during that year. CH2M HILL's percentage may be as low as zero percent or as high as 15 percent. It is intended that CH2M HILL's percentage will be 10% for the 2002 year, which has been the percentage in past years. CH2M HILL will add the contribution percentage to the amount in the employee's stock purchase account and use the combined amount to purchase common stock on each trade date.

How many shares of common stock are reserved for purchase under the stock purchase plan?

CH2M HILL has reserved 3,000,000 shares of common stock to be sold under the stock purchase plan (subject to approval of the amended and restated plan by the shareholders). This is in addition to any shares of common stock bought in the internal market under the stock purchase plan. The number of shares of common stock reserved for sale under the stock purchase plan can be changed by the administrative committee to reflect any stock split, stock dividend, recapitalization, or similar transaction that CH2M HILL may experience.

Are the bylaw restrictions applicable to common stock bought through the stock purchase plan?

Yes. All shares of common stock bought through the stock purchase plan will be subject to the restrictions on common stock contained in CH2M HILL's Restated Bylaws.

An employee is not permitted to purchase common stock under the stock purchase plan if doing so would cause the employee to own more shares of common stock than the employee is permitted to own under CH2M HILL's Restated Bylaws.

Can CH2M HILL amend or terminate the stock purchase plan?

The Board of Directors of CH2M HILL may amend or terminate the stock purchase plan at any time. However, the Board of Directors may not increase the number of shares of common stock reserved for sale under the stock purchase plan unless the shareholders of CH2M HILL also approve that change.

Unless previously terminated by CH2M HILL, the stock purchase plan will terminate on December 31, 2007.

What are the federal income tax aspects of the stock purchase plan?

The federal income tax consequences of purchasing common stock under the stock purchase plan are described below. Sometimes the sale of shares of common stock bought through the stock purchase plan may produce compensation income to an employee. In that case, the employee's employer may be required to withhold federal, state, and local income taxes with respect to the amount of compensation income recognized by the employee.

This summary is intended to be general and is not intended to address every federal income tax issue that may arise from participation in the stock purchase plan. This summary does not address foreign, state or local tax issues, which may be significant.

Federal Income Tax Consequences for the Participant.    With respect to most of the participating affiliates, the stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. This means that, with respect to purchases of common stock under the stock purchase plan by employees of those affiliates:

  •
  The participant will not recognize income for federal income tax purposes when the participant buys shares of common stock under the stock purchase plan.

  •
  The participant will recognize ordinary income when the participant disposes of the common stock bought under the stock purchase plan.

  •
  The amount of ordinary income recognized by the participant when the participant disposes of shares of common stock bought under the stock purchase plan depends on whether the participant held the shares for at least two years before disposing of them. If the participant held the shares for at least two years after the date on which the shares were bought for the participant's account under the stock purchase plan, the amount of the ordinary income is equal to the smaller of:

    i.
    the amount by which the fair market value on the purchase date exceeded the amount paid for the shares, or

    ii.
    the amount by which the fair market value on the date of disposition exceeds the amount paid for the shares.

  •
  If the participant dies while owning shares of common stock bought under the stock purchase plan, ordinary income is recognized in the year of death in the amount described in the previous sentence.

  •
  If the participant disposes of shares of common stock bought under the stock purchase plan before the two-year holding period expires, the participant will recognize ordinary income at the time of the disposition. The amount of the ordinary income recognized by the participant will be the amount by which the fair market value of the shares on the purchase date exceeded the amount paid for the shares, even if the disposition is at a loss.

  •
  If the common stock is a capital asset in the hands of the participant, additional gain on the disposition of the shares of common stock, if any, will be short-term or long-term capital gain depending on whether the participant held the shares of common stock for 12 months or less, or for more than 12 months, respectively.

In the cases discussed above, other than in the case of the participant's death, the amount of ordinary income recognized by the participant is added to the purchase price paid by the participant in order to determine the amount of gain or loss from the disposition of the shares.

With respect to the portion of the stock purchase plan that is not intended to be qualified as an employee stock purchase plan under Section 423 of the Internal Revenue Code, a participant purchasing shares will recognize compensation income at the time of the purchase of shares of common stock under the stock purchase plan. The amount of this compensation income will be the amount by which the fair market value of the shares on the purchase date exceeds the amount of the purchase price paid by the participant.

Tax Consequences for CH2M HILL.    CH2M HILL will not be entitled to a deduction at any time with respect to shares sold under the 423 component of the stock purchase plan, if the participant buying the shares does not dispose of the shares before the two-year holding period expires. If the participant disposes of the shares prior to the expiration of the two-year holding period or if a participant acquires shares under the non-423 component of the stock purchase plan, CH2M HILL is allowed a federal income tax deduction that is equal to the amount of ordinary income recognized by the participant.

Proposal 3. Other Business

In addition to the proposals described above, shareholders may be asked to transact such other business that may properly come before the Annual Meeting and any postponement(s) or adjournment(s). CH2M HILL presently is not aware of any such business at the time this proxy is being sent to you.

Arthur Andersen LLP's Status as CH2M HILL's Auditors

Each year the Audit Subcommittee of the Board of Directors appoints an independent certified public accounting firm to audit CH2M HILL's consolidated financial statements. The appointment usually occurs during the first Board meeting of the year and is submitted for shareholder ratification during the Annual Shareholders Meeting in May.

CH2M HILL has had long and productive relationships with Arthur Andersen LLP ("Andersen") since 1968, especially with Andersen's Portland and Denver offices. Senior partners at these offices have extensive knowledge of CH2M HILL and our unique business issues, which they developed over many years of audit and tax services. The Audit Subcommittee continues to have confidence in the quality and integrity of Andersen's Denver and Portland teams.

After careful consideration of the recent developments affecting Andersen and potential fallout from its representation of Enron, which may affect Andersen's ability to provide effective audit services for CH2M HILL on a worldwide basis, the Board decided to continue monitoring the situation before making a final decision on the appointment of an independent auditor for fiscal year 2002. The Board will continue to evaluate the situation as new developments occur over the next several months and will consider all alternative courses of action, including possible replacement of Andersen as CH2M HILL's independent auditors. The Board's final determination will be submitted for ratification to shareholders during the Annual Shareholders Meeting in 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the U.S. Securities and Exchange Commission require CH2M HILL's directors and executive officers to file reports of their ownership and changes in ownership of CH2M HILL common stock with the Commission. The Legal Department at CH2M HILL generally prepares these reports on the basis of information obtained from each Director and executive officer. Based on such information, CH2M HILL believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Directors and executive officers during 2001 were timely filed except for one report, covering one transaction, which was filed late on behalf of Mr. Gregory T. Mc Intyre, a Director of CH2M HILL.

Shareholder Proposals for the 2003 Annual Meeting

Any shareholder proposals intended to be presented at the 2003 Annual Meeting of Shareholders and included in CH2M HILL's proxy statement for such meeting must be received by CH2M HILL no later than December 10, 2002 in order to be considered for inclusion in CH2M HILL's Proxy Statement and form of proxy relating to that meeting. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934. Any notice of a shareholder proposal received after February 22, 2003, that is not intended to be included in CH2M HILL's proxy statement, but that is proposed for the 2003 annual meeting will be considered untimely and will not be presented at such meeting.

UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH SHAREHOLDER OF RECORD AS OF MARCH 29, 2002, WE WILL PROVIDE A COPY OF CH2M HILL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUESTS SHOULD BE DIRECTED TO CH2M HILL'S CORPORATE SECRETARY AT CH2M HILL'S EXECUTIVE OFFICES AT 6060 SOUTH WILLOW DRIVE, GREENWOOD VILLAGE, COLORADO 80111.

April 8, 2002

APPENDIX

CH2M HILL COMPANIES, LTD.
PAYROLL DEDUCTION STOCK PURCHASE PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002

1.    Purpose

        CH2M HILL Companies, Ltd. (the "Company") previously established the CH2M HILL Companies, Ltd. Payroll Deduction Stock Purchase Plan (the "Plan"), effective November 12, 1999. The Plan is amended and restated, effective January 1, 2002, in order to increase the number of shares of Common Stock reserved for issuance under the Plan. The purpose of the Plan is to secure for the Company and its shareholders the benefits inherent in the ownership of capital stock of the Company by employees of the Company and its Affiliates. The Plan is intended to provide to eligible employees of the Company and designated Affiliates an opportunity to purchase shares of Common Stock through payroll deductions. The Plan encompasses two components. One component ("423 Component") constitutes a plan designed to comply with Section 423(b) of the Code, such that the shares purchased under that component will qualify for the favorable tax treatment provided by Sections 423(a) and 421(a) of the Code. The second component ("non-423 Component") constitutes a plan which provides for the purchase of shares which do not qualify for the favorable tax treatment provided by Sections 423(a) and 421(a) of the Code.

2.    Definitions

        (a)  "Affiliate" means each entity in which the Company has a direct or indirect ownership interest, whether such entity is a corporation, a partnership, a joint venture, a limited liability company, or any other form of entity.

        (b)  "Agent" means the Agent for the Plan and shall be either the Company or its designee.

        (c)  "Board" means the Board of Directors of the Company.

        (d)  "Code" means the Internal Revenue Code of 1986, as amended.

        (e)  "Committee" means the Payroll Deduction Stock Purchase Plan Committee, which is responsible for administering the Plan.

        (f)    "Company Percent" means the percent of the purchase price contributed by the Company pursuant to the provisions of Section 11. The Company Percent shall be from zero percent (0%) to fifteen percent (15%) and shall initially be ten percent (10%) until changed by the Board.

        (g)  "Fair Market Value" as of any date means the Formula Price per share of Common Stock in effect on that date, as determined by the Board in accordance with the Company's Articles of Incorporation and Bylaws, as amended from time to time.

        (h)  "Internal Market" means the limited secondary market maintained by the Company for the purchase and sale of Common Stock of the Company.

        (i)    "Participant Percent" means the difference between one hundred percent (100%) and the Company Percent.

        (j)    "Subsidiary Corporation" means any corporation (other than the Company) in an unbroken chain of corporations that begins with the Company and in which each of the corporations other than the last corporation in the chain owns at least fifty percent (50%) of the total voting power of all classes of stock in one of the other corporations in the chain.

3.    Stock Subject to the Plan

        The capital stock which may be purchased under the Plan is the Common Stock, par value one cent ($0.01) per share (the "Common Stock"), of the Company. The Common Stock purchased by the Agent for stock purchase accounts under the Plan shall be subject to the terms, conditions, and restrictions set forth in the Articles of Incorporation and Bylaws of the Company, as amended from time to time, including: (a) restrictions that grant the Company the right to repurchase shares upon termination of the shareholder's affiliation with the Company; (b) restrictions that grant the Company a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; (c) restrictions that require the approval of the Company for any other sale of shares; and (d) restrictions that define the Formula Price to be applied in purchases and sales of shares. The number of shares of Common Stock reserved for issuance under the Plan is 3,000,000.

4.    Administration

        (a)  The Plan shall be administered by the Committee. The Committee shall have the number of members determined by the President of the Company, with a minimum of two (2) members. The members of the Committee shall be appointed by and shall serve at the discretion of the President of the Company. Vacancies occurring in the membership of the Committee shall be filled by appointment by the President of the Company.

        (b)  Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion and on behalf of the Company:

    (i)
    to prescribe, amend, and rescind rules and regulations relating to the Plan;

    (ii)
    to prescribe forms for carrying out the provisions and purposes of the Plan;

    (iii)
    to interpret the Plan; and

    (iv)
    to make all other determinations deemed necessary or advisable for the administration of the Plan, including factual determinations.

        (c)  In exercising its authority, the Committee shall have the broadest possible discretion and the Committee's determinations under the Plan made in good faith shall be binding and conclusive on participating employees and other persons claiming entitlements under the Plan. In no event shall a Committee determination with respect to a particular employee or provision of the Plan be binding with respect to any other employee (even if similarly situated) nor with respect to any future determinations regarding the same or other provisions of the Plan. No member of the Committee shall be liable for any action taken or determination made in administering the Plan, if such action is taken or such determination is made in good faith.

        (d)  A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be the acts of the Committee.

5.    Eligibility

        (a)  The Committee shall from time to time designate the corporations whose employees may participate in the 423 Component of the Plan, provided that only the Company and its Subsidiary Corporations (including corporations that become Subsidiary Corporations after the adoption and approval of the Plan) shall be eligible to be designated by the Committee to participate in the 423 Component of the Plan. Subject to the terms, provisions, and conditions of the Plan, each employee of each designated corporation shall be eligible to participate in the 423 Component of the Plan, except for: (i) an employee who owns capital stock having five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any of its Subsidiary

Corporations; (ii) an employee whose customary employment is less than twenty (20) hours per week; and (iii) an employee whose customary employment is for less than five (5) months in any calendar year. The Committee may impose additional eligibility requirements consistent with Section 423(b) of the Code. The Committee's determination of the status of an individual as an employee eligible to participate in the 423 Component of the Plan for a particular purchase date or period shall be final, binding, and conclusive, regardless of any subsequent reclassification or change in status.

        (b)  The Affiliates whose employees may participate in the non-423 Component of the Plan shall be designated from time to time by the Committee. The Committee, in its sole discretion, shall have the power and authority to modify the eligibility for, and terms and conditions of, participation in the Plan by employees of such Affiliates and to establish subplans, modified Plan procedures, and other terms and procedures to the extent such actions are deemed necessary or desirable by the Committee. Participation in the non-423 Component of the Plan by employees of designated Affiliates and the offer and purchase of Common Stock by such employees shall not be considered part of, or pursuant to, a plan qualified under Section 423 of the Code.

        (c)  An employee shall cease to be eligible to participate in the 423 Component of the Plan upon termination of employment with all corporations participating in the 423 Component of the Plan, whether by death, total disability, retirement, transfer to an entity that is not participating in the 423 Component of the Plan, or otherwise. A former employee of a participating corporation shall again become eligible to participate in the 423 Component of the Plan as of the date of such person's re-employment by a corporation participating in the 423 Component of the Plan.

        (d)  An employee shall cease to be eligible to participate in the non-423 Component of the Plan upon termination of employment with all Affiliates participating in the non-423 Component of the Plan, whether by death, total disability, retirement, transfer to an entity that is not participating in the non-423 Component of the Plan, or otherwise. A former employee of a participating Affiliate shall again become eligible to participate in the non-423 Component of the Plan as of the date of such person's re-employment by an Affiliate participating in the non-423 Component of the Plan.

        (e)  No employee shall be entitled to purchase shares of Common Stock with a Fair Market Value (measured as of the purchase date) of more than twenty-five thousand dollars ($25,000) in any calendar year under the Plan and any other "employee stock purchase plan" of the Company or any of its Affiliates, or at any other rate of purchase that exceeds the rate allowed for plans qualifying under Section 423(b) of the Code.

6.    Participation in the Plan

        (a)  An eligible employee may enter the Plan at any time prior to termination of the Plan. An eligible employee enters the Plan by completing a payroll deduction authorization form and delivering such form in the manner prescribed by the Committee. Alternatively, the Committee may prescribe or permit electronic enrollment procedures. The employee's payroll deduction authorization shall authorize regular payroll deductions from the employee's compensation.

        (b)  The participating employee's payroll deduction authorization form shall also designate the Company or the Company's designee to be the Agent for the employee with respect to all stock certificates for shares purchased under the Plan. All stock certificates representing shares purchased for participating employees shall be delivered to and held by the Agent. Prior to any record date established by the Company for any vote of its shareholders, the Agent shall distribute to each participant a stock certificate representing all shares purchased under the Plan and not yet distributed to the participant. Alternatively, the Committee may prescribe or authorize bookkeeping entry or electronic recording of share ownership.

7.    Payroll Deductions

        (a)  Payroll deductions for a participating employee shall be in an amount specified by the employee in the participating employee's payroll deduction authorization form, but not less than one percent (1%) nor more than ten percent (10%) of the participating employee's compensation, expressed as a whole percentage of such compensation. Compensation for purposes of the Plan shall be defined by the Committee; provided, however, compensation shall include the regular wages, salary or commissions paid to the employee. Payroll deductions shall be credited to the stock purchase account maintained for the participating employee.

        (b)  A participating employee may increase or decrease the amount of the participating employee's payroll deduction (within the minimum and maximum limits provided for in Section 7(a) above) at any time, subject to such rules as may be adopted by the Committee with respect to the effective date of such changes. A participating employee increases or decreases the amount of the participating employee's payroll deduction by delivering or providing a new payroll deduction authorization form in the manner prescribed by the Committee.

8.    Stock Purchase Accounts

        (a)  Amounts credited to a participating employee's stock purchase account may not be assigned, transferred, pledged, hypothecated, or otherwise disposed of in any way by a participating employee other than by will or the laws of descent and distribution, and any attempt to do so shall be null and void and without effect.

        (b)  No interest will be paid on the amounts credited to a participating employee's stock purchase account, unless required by applicable law.

9.    Purchase Price of Shares

        Unless otherwise determined by the Board, the purchase price of each share of Common Stock purchased under the Plan shall be the Fair Market Value in effect as of the date of purchase.

10.  Purchase of Shares

        (a)  Shares will be purchased by the Agent in the Internal Market or shares will be issued by the Company from the remaining balance of those shares reserved for issuance under Section 3 of the Plan.

        (b)  Stock purchases shall be made on predetermined purchase dates established by the Committee, which may coincide with the dates that trades are conducted for the Internal Market. If on any purchase date a participating employee has an amount credited to the participating employee's stock purchase account, the Agent shall use such amount to pay the Participant Percent of the purchase price of shares of Common Stock. The employee's stock purchase account shall be charged with the Participant Percent of the purchase price of such shares.

        (c)  With respect to both newly issued shares of Common Stock which are purchased for the account of participating employees under the Plan and shares purchased on the Internal Market, a stock certificate will be issued in the name of the Agent and held by the Agent in accordance with Section 6 of the Plan. Notwithstanding that such stock certificates are held by the Agent for participating employees, each participant shall have all the rights and privileges of a shareholder with respect to the shares purchased for the participating employee's account, subject to the provisions of Sections 6 and 10(d). Alternatively, the Committee may prescribe or authorize bookkeeping entry or electronic recording of share ownership.

        (d)  Except as provided in this Section 10(d), shares purchased pursuant to the Plan may not be sold, transferred, pledged as collateral, or in any way encumbered for so long as the stock certificates are held by the Agent. A participant may apply to the Committee for permission to sell shares that have been purchased by the participant pursuant to the Plan but which have not yet been distributed to the participant. The Committee, in its sole discretion, may grant or deny the application or may grant the application in part and deny the remainder of the application. The Committee's action on any such application shall be final and binding for all purposes and shall not be subject to review. If the Committee grants an application in whole or in part, the Agent will place an order to sell the participant's shares with respect to which the application was granted at the next date on which trades are conducted for the Internal Market. If the order to sell shares is accepted in whole or in part, the Agent will sell the shares for which the order was accepted and will distribute the net proceeds from such sale to the participant. Any shares with respect to which the participant's application is denied or with respect to which the Agent's order to sell shares is not accepted will continue to be held by the Agent until such shares are distributed to the participant in accordance with Section 6(b).

11.  Company Contributions

        The Company shall contribute the Company Percent of the purchase price of each share of Common Stock purchased under the Plan. On each purchase date, the Company will, through the Agent and under the direction of the Committee, pay the Company Percent of the purchase price of each share purchased by the Agent, whether purchased in the Internal Market or as a newly issued share. No contribution shall be made by the Company into an employee's stock purchase account.

12.  Termination of Participation and Re-Entry

        (a)  An employee may terminate participation in the Plan at any time by completing a payroll deduction authorization form and delivering such form in the manner prescribed by the Committee. Alternatively, the Committee may prescribe or permit electronic procedures for such changes. Such employee's participation in the Plan shall terminate as soon as practicable upon receipt of the payroll deduction authorization form by the Company. An employee who terminates participation in the Plan pursuant to this Section 12(a) shall not be eligible to re-enter the Plan until the first business day of the following calendar quarter.

        (b)  If a participating employee ceases to be eligible to participate in the Plan as described in Section 5(c) or (d) or terminates participation in the Plan, or if the Plan terminates or is terminated, any cash credited to the employee's stock purchase account will be distributed to the participating employee or, in the event of the death of the participating employee, to the participating employee's estate. Any shares held by the Agent for an employee whose affiliation with the Company has terminated will be released by the Agent to the employee. Such shares will be subject to the Company's right to repurchase the shares, as set forth in the Company's Articles of Incorporation and Bylaws, as amended from time to time.

13.  Government and Stock Exchange Regulations

        The Company shall not be required to sell or deliver any shares of Common Stock under the Plan unless and until the Company has fully complied with any then applicable requirements of the Securities and Exchange Commission, state securities commissions, or other regulatory agencies having jurisdiction, and of any exchanges upon which Common Stock of the Company may be listed. The Company shall not be obligated to obtain any required licenses or to register any Common Stock to permit purchases of Common Stock under the Plan.

14.  Application of Funds

        All funds received by the Company as a result of the sale of newly issued shares of Common Stock under the Plan may be used for any corporate purpose.

15.  Recapitalization

        In the event any change, such as a stock split, reverse stock split or stock dividend, is made in the Company's capitalization which results in an adjustment in the number of shares of capital stock outstanding without receipt of consideration by the Company, appropriate adjustment, as determined by the Committee in its discretion, may be made in the number of shares reserved for issuance as provided in Section 3 of the Plan.

16.  Withholding

        The Company shall be entitled to make appropriate arrangements to comply with any withholding requirements imposed by federal, state, or local law with respect to the purchase or disposition of shares of Common Stock under the Plan, including, without limitation, payroll withholding or withholding from proceeds of a disposition of shares of Common Stock acquired under the Plan.

17.  No Employment Obligation

        An employee's employment with the Company or an Affiliate is not for any specified term and may be terminated by such employee or by the Company or the Affiliate at any time, for any reason, with or without cause, except as otherwise provided by law or contract. Nothing in this Plan shall confer upon any employee any right to continue in the employ of, or affiliation with, the Company or an Affiliate, nor constitute any promise or commitment by the Company or an Affiliate regarding future positions, future work assignments, future compensation, or any other term or condition of employment or affiliation.

18.  Amendment of the Plan

        The Board may at any time suspend or terminate the Plan and may at any time or from time to time amend the Plan in such respects as the Board may deem advisable; provided, however, no such amendment of the Plan shall, without the approval of a majority of the voting power of the capital stock of the Company present or represented and entitled to vote at a duly constituted meeting of shareholders, increase the number of shares reserved for purchase under the Plan, except as provided in Section 15.

19.  No Implied Rights or Obligations

        The Company, in establishing and maintaining this Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in participating employees or others claiming entitlements under the Plan or any obligations on the part of the Company, any Affiliate, the Agent, or the Committee, except as expressly provided in this Plan.

20.  Effective Date and Termination of the Plan

        (a)  The Plan was originally effective as of November 12, 1999. The Plan as amended and restated is effective as of January 1, 2002.

        (b)  Unless the Plan is terminated earlier by the Board, the Plan shall terminate on December 31, 2007. Termination shall be deemed to be effective as of the close of business on the day of termination.

21.  Governing Law

        The Plan shall be construed in accordance with and governed by the laws of the State of Colorado.

CH2M HILL Companies, Ltd.
By:
Title:

PROXY
CH2M HILL Companies, Ltd.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
APRIL 8, 2002

The undersigned shareholder of CH2M HILL COMPANIES, LTD. (the "Company") hereby appoints Ralph R. Peterson, Samuel H. Iapalucci and Joseph A. Ahearn, and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of the Company held of record by the undersigned on March 29, 2002, at the Annual Meeting of Shareholders of the Company to be held on May 7, 2002 (the "Annual Meeting") at 10 a.m. (Mountain Daylight Time) at 6060 South Willow Drive, Greenwood Village, Colorado and any adjournment or postponements thereof.

☒		PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE
☐		MARK HERE TO VOTE ON ALL MATTERS AS THE BOARD OF DIRECTORS RECOMMENDS
	1.	ELECTION OF DIRECTORS:
☐ FOR the six nominees listed below, except as otherwise indicated
☐ WITHHOLD AUTHORITY to vote for the six nominees listed below
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
James J. Ferris	Michael D. Kennedy	Gregory T. McIntyre	David B. Price
	Nancy R. Tuor	Barry L. Williams
2.	PROPOSAL TO AMEND THE PAYROLL DEDUCTION STOCK PURCHASE PLAN: Amend the Plan to increase the number of shares reserved under the Plan from 1,000,000 to 3,000,000 shares.
☐ FOR	☐ AGAINST	☐ ABSTAIN

And upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF THE AMENDMENT OF THE PAYROLL DEDUCTION STOCK PURCHASE PLAN; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
SIGNATURE(s)
(Signature if jointly held)
Date: , 2002

NOTE: This Proxy Card should be dated, signed exactly as your name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

1

CONFIDENTIAL VOTING INSTRUCTIONS

CH2M HILL COMPANIES, LTD.

This confidential Voting Instruction Card is solicited on behalf of the Board of Directors

To: The Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan

Pursuant to the terms of the Plan, I, the undersigned, as a participant or a beneficiary and a named fiduciary under the Plan, hereby direct the Trustee: (i) to vote the shares of CH2M HILL Companies, Ltd. stock ("Company Stock") allocated to my account under the Plan on the record date, and (ii) to vote as a named fiduciary the proportionate amount of shares of Company Stock which is allocated to the accounts of other participants and beneficiaries in the Plan, but for which no voting instructions are received in a timely fashion, at the Annual Meeting of Shareholders of CH2M HILL Companies, Ltd. on May 7, 2002, and at any adjournment thereof, in the manner specified below.

The Board of Directors recommends votes be cast FOR proposals 1 and 2.

1.	ELECTION OF DIRECTORS:
	☐	FOR the six nominees listed below, except as indicated
	☐	WITHHOLD AUTHORITY to vote for the six nominees listed below
If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:
James J. Ferris	Michael D. Kennedy	Gregory T. McIntyre	David B. Price
	Nancy R. Tuor	Barry L. Williams
2.	PROPOSAL TO AMEND THE PAYROLL DEDUCTION STOCK PURCHASE PLAN: Amend the Plan to increase the number of shares reserved under the Plan from 1,000,000 to 3,000,000 shares.
☐ FOR	☐ AGAINST	☐ ABSTAIN
SIGN, DATE, AND RETURN THE VOTING INSTRUCTIONS
PROMPTLY USING THE ENCLOSED ENVELOPE.
SIGNATURE(s)
Date: , 2002

2

CH2M HILL Companies, Ltd.

Participant Notice

Retirement and Tax-Deferred Savings Plan

April 8, 2002

Dear Plan Participant:

The enclosed Proxy Statement and Confidential Voting Instructions have been furnished by CH2M HILL Companies, Ltd. in conjunction with the Annual Meeting of Shareholders of CH2M Hill Companies, Ltd. to be held on May 7, 2002, to elect directors and to conduct other business.

While only the Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan can actually vote the shares of CH2M HILL Companies, Ltd. stock ("Company Stock") held in the Plan, you, as a participant or a beneficiary with Company Stock credited to your account under the Plan as of March 29, 2002 (the record date for the annual meeting) and a named fiduciary under the Plan, are entitled to instruct the Trustee of the Plan with respect to the following:

1.
The voting of Company Stock allocated to your account under the Plan on the record date.

2.
The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your account under the Plan and the total amount of Company Stock in the Plan) allocated to the accounts under the Plan of other participants and beneficiaries for which no instructions are received.

A named fiduciary is a person who under ERISA has the authority and responsibility (if he or she chooses to exercise it) to instruct the trustee of a plan regarding specific investments. Consequently, due to the provisions of the Plan, the Plan participant as a named fiduciary may (if he or she chooses) instruct the trustee of the Plan as to how to vote shares of Company Stock allocated to his or her own Plan account and how to vote a pro-rata portion of those shares of Company Stock which are not voted by participants with such shares allocated to their accounts.

If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your account under a Plan and uninstructed Company Stock in the aggregate in accordance with timely instructions received from other Plan participants acting as named fiduciaries under the Plan. If the Voting Instruction Form is received after the close of business on May 3, 2002, the Trustee cannot ensure that your voting instructions will be followed.

It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of their agents disclose to CH2M HILL Companies, Ltd. or any other party how, or if, you voted. The Trustee will supervise and control the distribution of all materials to Plan participants and the receipt of all voting instruction forms and will not disclose to any outside party the name and address of any Plan participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

If you have any questions regarding the information provided to you, you may contact Rudd Little, Plan Administrator, 6060 S. Willow Dr., Greenwood Village, CO 80111, (303) 874-3074.

Trustee of the CH2M HILL Companies, Ltd. Retirement and Tax-Deferred Savings Plan

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